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                                                                   Exhibit 10.5

                                 AGREEMENT

                  This Agreement is dated March 14, 2001 by and between Hispanic Television Network, Inc., of Fort Worth, Texas, (HTVN) and ParMedia, L.P. of Coppell, Texas (PM).

STATE OF SERVICES: during the term of this Agreement, on behalf of the American Independent Network (AIN), PM will: 1) generate revenue through advertising, paid programming, direct response, per inquiry, and on a limited basis infomercials; 2) identify, secure, and schedule programming; and 3) handle relations with affiliates. HTVN/AIN shall provide operations, engineering, accounting, support, and other functions not specifically assumed by PM. It is specifically understood that HTVN/AIN shall execute all contracts for programming, and that HTVN/AIN for their consideration.

AFFILIATES: PM will handle all communication with the affiliates on behalf of AIN. Expenses (primarily postage) associated with communicating with affiliates shall be the responsibility of AIN. PM will endeavor to add affiliates, and increase affiliate carriage of AIN. AIN to provide signal receiver/decoder to any new AIN affiliates. AIN has the final determination as to whether or not to add an affiliate to the network.

PAYMENT FOR SERVICES: For services rendered, HTVN shall pay to CPM Financial Corp. as the general partner for PM, an amount equal to forty percent (40%) of AIN's net revenue. Net revenue being defined as amounts actually received by AIN. However, PM shall not be paid for revenue booked by AIN prior to the date of this Agreement as shown on Exhibit A. At HTVN's option, the compensation to PM may be made in cash, s-8 (non-restricted) HTVN common stock, or a combination thereof, and shall be paid by the 20th of the following month. If paid in stock, the number of shares issued shall be computed by dividing the amount due by the closing id price for HTVN on the last day the stock market is open for the month in which the AIN revenue was generated.

TERM: The initial term of this agreement shall be from the date hereof until December 31, 2001. HTVN may cancel this Agreement should PM fail to make the minimum revenue projections as shown on Exhibit B. Either party may terminate this Agreement for any cause, by giving written notice to the other party thirty
(30) days prior to termination. Termination or expiration of this Agreement does not relieve HTVN of the obligation to pay for revenue booked prior to termination/expiration. This Agreement can be renewed or extended based upon mutual agreement by both parties.

INTERPRETATION OF CONTRACT: This Agreement may not be changed except in writing, signed by authorized officers of HTVN and PM. This Agreement (including Exhibits) contains the entire agreement between the parties. The validity, performance, construction and effect for this Agreement shall be governed by the laws of the State of Texas.

SEVERABILITY: In the event any provisions of this Agreement is held illegal, void, or unenforceable, to any extent in whole or in part, the balance shall remaining effect and

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the provision in question shall be modified as to retain the original intent but in such a manner that it is no longer illegal, void, or unenforceable.

NOTICE: All notices, demands or other writings required or expressly permitted to be given pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission and by Certified United States Mail to the parties as follows:

If to HTVN                   Hispanic Television Network, Inc.
                             6125 Airport Freeway, #200
                             Fort Worth, TX 76117
                             817 222-1234         817 222-9809 fax

If to PM                     CPM Financial Corp.
                             1020 Creek Crossing
                             Coppell, TX 75019
                             972 304-8002         972 304-8102 fax


In Witness whereof, the parties hereto have executed this agreement as of the day and year first written above.


Hispanic Television Network, Inc.            ParMedia, LP



By: /s/  MICHAEL FLETCHER                    By: /s/ STEVEN MORTONSON
     ---------------------                      -----------------------------
Michael Fletcher, COO                        Steven Mortonson, V.P. of CPM
                                             Financial Corp., general partner